Exhibit (d-4)

AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

WHEREAS, Fred Alger Management, LLC (“Alger Management”) and The Alger Funds II (the “Trust”) entered into an investment advisory agreement dated November 2, 2009 (as amended, supplemented and/or restated to date, the “Agreement”) to provide certain investment advisory services to the Trust and each of its series (the “Funds”); and

WHEREAS, the Trust and Alger Management desire to update the fee schedule to the Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereby amend the Agreement, effective as of September 18, 2025, as follows:

1. Schedule I of the Agreement is hereby deleted in its entirety and replaced with Schedule I as attached and incorporated by reference to this amendment.

2. Except as otherwise provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Amendment to be executed as of the date first written above.

THE ALGER FUNDS II		FRED ALGER MANAGEMENT, LLC

By:	/s/Tina Payne	By:	/s/Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	Secretary, CCO	Title:	SVP, General Counsel, CCO

SCHEDULE I

Name of Fund	Annual Fee as Percentage of Average Daily Net Assets	Reapproval Date
Alger Spectra Fund

.90% for assets up to $2 billion;

.75% for assets between $2 billion and $4 billion;

.65% for assets between $4 billion and $6 billion;

.55% for assets between $6 billion and $8 billion;

.45% for assets in excess of $8 billion

October 31, 2027

Alger Responsible Investing Fund	.71% for assets up to $1 billion; .65% for assets in excess of $1 billion	October 31, 2027

Alger Dynamic Opportunities Fund	1.20% for assets up to $1 billion; 1.00% for assets in excess of $1 billion	October 31, 2027

Alger Emerging Markets Fund	.75%	October 31, 2027